Exhibit 10.9

Execution Copy

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of the 30th day of April, 2009, by and between Broadwind Energy, Inc. (the “Company”) and Matthew Gadow (the “Executive”).

WHEREAS, the Executive and the Company desire to fully and amicably settle all issues between them, including, but not limited to, any issues arising out of Executive’s employment with the Company as Chief Financial Officer pursuant to that amended and restated employment agreement by and between the Company and Executive dated November 12, 2008 (the “Employment Agreement”) and the end of that employment and the termination of the Employment Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Executive and the Company (sometimes hereafter referred to as the “Parties”), intending to be legally bound, agree as follows:

Section 1.                                          Separation and Termination of Employment Agreement.  Except as otherwise specifically set forth herein, the Employment Agreement and Executive’s employment with the Company shall end effective as of the close of business on the April 30, 2009 (the “Separation Date”).  The parties acknowledge that Executive has resigned from employment and any and all officerships, directorships, committee memberships and all other elected or appointed positions, of any nature, that Executive held immediately prior to the Separation Date with the Company and/or any of its affiliates, all effective as of the close of business on the Separation Date and that the Company has fully accepted such resignation.

Section 2.                                          Benefits.  In consideration for the promises made in this Agreement, the Parties agree to the following (the “Severance Benefits”):

(a)                                  Final Pay.  No later than the Company’s regular pay date following the Separation Date the Company shall pay Executive (i) all accrued and unpaid base salary as of the Separation Date; and (ii) accrued but unused vacation pay (stipulated by the parties to be equal to one hundred and four (104) hours).

(b)                                  Severance Payments.  The Company agrees to pay to Executive an aggregate gross amount of two hundred twenty-five thousand dollars ($225,000), which shall be paid in substantially equal monthly installments (or more frequently, based upon the Company’s standard payroll practices) during the nine (9) month period beginning on the Separation Date.  Executive shall not be obligated to seek other employment or take any other action by way of mitigation or offset of the amounts of payments to Executive under any provisions of this Agreement, and the Executive shall not be required to pay or credit the Company any amounts the Executive may receive from such alternative employment or related income.

(c)                                  Expenses.  The Executive shall submit any expense reports to the Company no later than ten (10) days following the Separation Date, and shall be reimbursed in accordance with applicable Company policies and procedures for authorized expenses incurred through the Separation Date.

(d)                                  COBRA Continuation.  The Company shall pay on behalf of Executive the required premiums for up to twelve (12) months of continuing coverage under the Company’s existing health programs pursuant to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive remains eligible for and elects to receive such COBRA continuation for such period following the Separation Date.  Any period of continuation coverage hereunder shall be credited against Executive’s continuation coverage rights under COBRA.  If Executive continues, to the extent permitted by law, to avail himself of continuation coverage under COBRA following the expiration of the twelve (12) month period referred to in this Section 2(d), Executive shall bear the full cost of any such continuation coverage.  The Company’s obligation to reimburse Executive under this Section 2(d) is conditioned on Executive’s timely and correct completion of any and all COBRA election forms as may be required by the Company or its third-party insurer.

(e)                                  Outplacement.  Executive shall be provided with outplacement services through the Executive (12 Month) Program with Challenger, Gray & Christmas, Inc. (the “Program”).  These services shall be paid for in full by the Company, shall be available to Executive immediately following the Separation Date and begin when Executive officially starts the Program.

(f)                                    Stock Options.  Executive’s eighty thousand (80,000) vested and outstanding stock options, awarded pursuant to the Stock Option Agreement dated October 22, 2007 under the Company’s 2007 Equity Incentive Plan (the “2007 EIP”) shall remain exercisable through January 31, 2010 at which time they shall expire if unexercised.  All unvested stock options held by Executive as of the Separation Date shall be forfeited as of the Separation Date.  Executive acknowledges and agrees that he is not entitled to receive any additional equity awards of any type from the Company, under the 2007 EIP or otherwise.  The Parties acknowledge and agree that the Company makes no assurance that any portion of the foregoing option award shall retain its status as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(g)                                 Executive Acknowledgement.  The Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company under the Company’s policies, practices, and rules, and any applicable law, and that nothing is owed to Executive with respect to salaries, benefits or any other form of compensation whether pursuant to the Employment Agreement or otherwise.  The Executive further acknowledges and agrees that the Severance Benefits referred to in this Section 2 are consideration for the Executive’s promises contained in this Agreement, and that the Benefits are above and beyond any wages, salary, severance, or other sums to which the Executive is entitled from the Company absent executing this Agreement.

(h)                                 Executive acknowledges and agrees that all payments made, and the benefits provided, pursuant to this Agreement shall be subject to all applicable tax withholding and reporting requirements.

Section 3.                                          Termination of Benefits.  Except as provided in Section 2 above, Executive’s participation in all employee benefit (pension and welfare) and compensation plans will cease as of the Separation Date.  Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments which are vested as of the Separation Date under any applicable tax qualified pension or other tax qualified or non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

Section 4.                                          Mutual Release.

(a)                                  For valuable consideration, the adequacy of which is hereby acknowledged, Executive on behalf of himself and the other Executive Releasors (as defined below) releases and forever discharges the Company and the other Company Releasees (as defined below) from any and all Claims (as defined below) which Executive now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Executive Releasors may have, to the extent that it is derived from a Claim which Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the Separation Date and shall include, without limitation, Claims arising out of or related to Executive’s employment with the Company and the end thereof, the Employment Agreement and the termination thereof and Claims arising under (or alleged to have arisen under) (i) The Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform and Control Act of 1986, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act of 1970, as amended; (x) any state or local anti-discrimination law; (xi) any other local, state or federal law, regulation or ordinance; (xii) any public policy, contract, tort, or common law; or (xiii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  Executive further releases any rights to recover damages or other personal relief based on any claim or cause of action filed on Executive’s behalf in court or any agency.  Notwithstanding the above, Executive Releasors do not release any claim (i) duly filed pursuant to the group welfare and retirement plans of the Company, (ii) duly filed pursuant to any policy of liability insurance or the Company’s by-laws and (iii) duly filed with the Equal Employment Opportunity Commission or Illinois Department of Human Rights (or participation in any such claim); provided, however, with respect to this subpart (iii), Executive Releasors acknowledge that, because they are waiving all claims for monetary damages and any other form of personal relief in this Agreement, Executive Releasors may only seek and receive non-personal forms of relief through any such claim with a government agency.  Nothing herein precludes Executive Releasors from enforcing rights under this Agreement or from bringing any and all applicable claims to enforce same, including without limitation, with respect to Executive’s right to exercise his stock option award pursuant to Section 2(f).

(b)                                  For purposes of this Section 4, the terms set forth below shall have the following meanings:

(i)                                     The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(ii)                                  The term “Company Releasees” shall include the Company and its affiliates and their current, former and future officers, directors, trustees, members, employees, shareholders, partners, attorneys, agents, assigns and administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

(iii)                               The term “Executive Releasors” shall include Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through Executive.

(c)                                  The Company does hereby knowingly and voluntarily release and forever discharge Executive from all Claims known or unknown, fixed or contingent, which it ever had, now has, or may have, or which it hereafter can, shall, or may have, from the beginning of time through the Separation Date, including without limitation those arising out of or related to Executive’s employment or separation from employment with the Company; provided nothing herein precludes the Company from enforcing its rights under this Agreement; provided, further, that the Company does not release or discharge any future claims against Executive arising out of any acts or omissions of Executive (a) that as of the date of this Agreement are known to Executive, which Executive fails to fully disclose to the Company, and that have a material adverse future impact on the Company, or (b) that are fraudulent or dishonest.

Section 5.                                          Representations by Executive.  Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorney.  Moreover, Executive hereby acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Section 4.  After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement.

Section 6.                                          Mutual Non-Disparagement and Employment References/Inquiries.    The Company and Executive agree that, at all times following the signing of this Agreement, they shall not engage in any disparagement or vilification of the other, and shall refrain from making any false, negative, critical or otherwise disparaging statements, implied or expressed, concerning the other, including, but not limited to, job performance, the management style, methods of doing business, the quality of products and services, role in the community, treatment of employees or the circumstances and events regarding Executive’s employment separation.  Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Agreement not to make disparaging statements shall be each member of the Board of Directors of the Company and each of the Company’s senior executive officers.  The parties further agree to do nothing that would damage the other’s business reputation or good will.  The Chief Executive Officer of the Company shall draft and sign a letter of reference for Executive’s use following the Separation Date.  Inquiries from prospective employers or job search firms (including, but not limited to Challenger, Gray & Christmas, Inc.) regarding Executive will be directed to Robert Paxton, the Company’s Senior Vice President, Human Resources, who will respond that, according to Company policy, he is only permitted to confirm dates of employment and last position held.

Section 7.                                          Mutual No Admissions.   The Company denies that it or any of its employees or agents has taken any improper action against Executive, and Executive agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its employees or agents.  Likewise, Executive denies that he has taken any improper action against the Company, and the Company agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by Executive.

Section 8.                                          Company Property.

(a)                                  The Executive represents and warrants that he has, as of the date hereof, returned to the Company all information, property, and supplies belonging to the Company and/or its affiliates, including without limitation, any company autos, keys (for equipment or facilities), laptop computer and related equipment, cellular phone, smart phone or PDA (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing Confidential Information or relating to the Company’s and/or its affiliates’ business.

(b)                                  Executive agrees that he shall not, at any time on or after the date hereof, directly or indirectly use, access or in any way alter or modify any of the databases, e-mail systems, software, computer systems or hardware or other electronic, computerized or technological systems of the Company.  Executive acknowledges and agrees that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including without limitation claims for damages and/or appropriate injunctive relief.

Section 9.                                          Assistance with Claims.  Executive agrees, for the period beginning on the Separation Date, and continuing for a reasonable time thereafter (but for a period of not less than twenty-four (24) months after the Separation Date), to assist the Company in the defense of any claims that may be made against the Company, and to assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by Executive for the Company and to the extent such assistance will not cause Executive to be exposed to information that would be deemed material inside information which would preclude Executive from selling his Company stock unless directly related to a claim which includes Executive as an officer of the Company.  The Company will consult with

Executive, and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs.  Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any lawsuits involving such claims that may be filed against the Company.  Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company that may relate to services performed by Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.  The Company agrees to reimburse Executive for all reasonable out-of-pocket expenses associated with such assistance, including travel and hotel expenses, if any.

Section 10.                                   Restrictive Covenants.  Notwithstanding anything herein to the contrary, the terms, conditions and restrictions set forth in Section 5 of the Employment Agreement shall survive the termination of the Employment Agreement and remain in full force and effect as provided therein as if fully restated herein; provided, however, that subsections (c) and (d) of Section 5 of the Employment Agreement shall remain in full force and effect for nine (9) months following the Separation Date rather than eighteen (18) months as provided in the Employment Agreement.  Executive may submit written request to the Company for waiver of the restrictions set forth in subsection (d) of Section 5 of the Employment Agreement for specific opportunities, and the Company shall reasonably consider such request and respond in writing within ten (10) business days, with the Company’s response final and binding on Executive.

Section 11.                                   Press Release.  To the extent that the Company decides to issue a “Press Release” regarding Executive’s departure, it shall be done in consultation with Executive and Executive’s comments shall be given reasonable consideration, though the Company shall retain full and absolute discretion to determine the final language of such Press Release, provided it is not critical of Executive.

Section 12.                                   Confidentiality.  Executive agrees to keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members or Executive’s legal or tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns; provided, however, that this Section 12 shall be inapplicable at any time following public disclosure of this Agreement by the Company.

Section 13.                                   Non-Waiver.  One Party’s waiver of a breach of this Agreement by the other Party shall not be construed or operate as a waiver of any subsequent breach by either Party of the same or of any other provision of this Agreement.

Section 14.                                   Choice of Law.  This Agreement is executed pursuant to and shall be governed by the substantive law of the State of Illinois without regard to choice-of-law principles of any jurisdiction.

Section 15.                                   Arbitration.  With the exception of the enforcement of the provisions of Section 5 of the Employment Agreement, incorporated by reference herein, Executive and the Company agree that any claim arising out of or relating to this Agreement or the breach thereof, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in accordance with the Employment Arbitration Rules of the Judicial Arbitration &

Mediation Association in Chicago, Illinois and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The prevailing party in any arbitration shall be entitled to recover such parties’ reasonable attorneys’ fees and other related expenses (including the actual fee paid to the arbitrator) from the non-prevailing party.

Section 16.                                   Entire Agreement.  This Agreement sets forth the entire agreement of the Parties, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the end of that employment and termination of the Employment Agreement.

Section 17.                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Facsimile transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.

Section 18.                                   Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, or as the result of arbitration, if applicable, the validity and enforceability of the remaining provisions shall not be affected thereby.  Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Parties hereby consent and agree that any court of competent jurisdiction, or arbitration, if applicable, may so modify such scope in any proceeding brought to enforce such restriction or requirement.

Section 19.                                   Code Section 409A.  Executive acknowledges and agrees that he shall be solely responsible for any additional taxes, penalties or interest that may be imposed by Section 409A of the Code, on the Severance Benefits if any such tax, penalty or interest is imposed by the Internal Revenue Service.

Section 20.                                   Miscellaneous.  The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement.  Wherever from the context that it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and neuter, and the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel.  Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel.  This Agreement shall be binding upon and inure to the benefit of the Executive and Executive’s heirs and personal representatives and the Company and its successors, representatives and assigns.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

MATTHEW GADOW

/s/ Matthew Gadow		Date:	April 30, 2009
Matthew Gadow

BROADWIND ENERGY, INC.

/s/ J. Cameron Drecoll		Date:	April 30, 2009
By:	J. Cameron Drecoll
Its:	Chief Executive Officer